Exhibit 10.56

$6,000,000

IOWA VALUES FUND (IVF) CONTRACT

BY AND BETWEEN

NEWLINK GENETICS CORPORATION

AND THE

IOWA DEPARTMENT OF ECONOMIC DEVELOPMENT

DATED AS OF MARCH 18, 2005

TABLE OF CONTENTS

ARTICLE 1. IDENTITY OF THE PARTIES
Article 1.1	Iowa Values Board
Article 1.2	Iowa Department of Economic Development
Article 1.3	NewLink Genetics Corporation

ARTICLE 2. CONTRACT DURATION

ARTICLE 3. FUNDING
Article 3.1	Funding Source
Article 3.2	Reduction, Discontinuance or Alteration of Funding

ARTICLE 4. DOCUMENTS INCORPORATED BY REFERENCE; ORDER OF PRIORITY
Article 4.1	Documents Incorporated by Reference
A.	IVF Application
B.	Promissory Note
C.	IVF Financing Commitment Term Sheet
D.	The Project (Detailed Description of Project and Budget)
Article 4.2	IVF Application on File
Article 4.3	Order of Priority

ARTICLE 5. AWARD TERMS
Article 5.1.	Forgivable Loan
Article 5.2	Limitation on Amounts Available
Article 5.3	Milestones
Article 5.4	Terms of Forgiveness of Forgivable Loan
Article 5.5	Repayment Obligation
Article 5.6	Total Amount

ARTICLE 6. CONDITIONS TO DISBURSEMENT OF FUNDS
Article 6.1	Satisfaction of Conditions in IVF Financing Commitment Term Sheet
Article 6.2	Documents Submitted

ARTICLE 7. MANNER AND DISBURSEMENT OF LOAN.
Article 7.1	Prior Costs
Article 7.2	Cost Variation
Article 7.3	Requests for Disbursement
Article 7.4	Suspension of Disbursement
Article 7.5	Investment of Award Proceeds

ARTICLE 8. SECURITY; SUBORDINATION; AND ROYALTIES
Article 8.1	Security and Subordination
Article 8.2	Royalties

ARTICLE 9. REPRESENTATIONS AND WARRANTIES
Article 9.1	Organization and Qualifications
Article 9.2	Authority and Validity of Obligations
Article 9.3	Use of Proceeds
Article 9.4	Subsidiaries
Article 9.5	Financial Reports
Article 9.6	No Material Adverse Change
Article 9.7	Full Disclosure; IVF Application
Article 9.8	Trademarks, Franchises and Licenses
Article 9.9	Governmental Authority and Licensing
Article 9.10	Litigation and Other Controversies
Article 9.11	Good Title
Article 9.12	Taxes
Article 9.13	Other Contracts
Article 9.14	No Default
Article 9.15	Compliance with Laws
Article 9.16	Effective Date of Representations and Warranties.

ARTICLE 10. COVENANTS
Article 10.1	Maintain Existence in Iowa
Article 10.2	Creation and Maintenance of Jobs in Iowa
Article 10.3	Performance Obligations
Article 10.4	Related Businesses
Article 10.5	Maintenance of Properties
Article 10.6	Taxes and Assessments
Article 10.7	Insurance
Article 10.8	Reports
Article 10.9	Inspection and Audit
Article 10.10	Mergers, Consolidations and Sales
Article 10.11	Formation and Maintenance of Subsidiaries
Article 10.12	Compliance with Laws
Article 10.13	Use of Award Proceeds
Article 10.14	Changes in Business Ownership, Structure or Control
Article 10.15	Notice of Meetings
Article 10.16	Notice of Proceedings
Article 10.17	Accounting Records
Article 10.18	Restrictions
Article 10.19	No Changes in Business Operations
Article 10.20	Indemnification

ARTICLE 11. EVENTS OF DEFAULT AND REMEDIES
Article 11.1	Events of Default
Article 11.2	Default Remedies
Article 11.3	Default Interest Rate

Article 11.4	Expenses
Article 11.5	Notice and Cure

ARTICLE 12. MISCELLANEOUS
Article 12.1	Timely Performance
Article 12.2	State of Iowa Recognition
Article 12.3	Choice of Law and Forum
Article 12.4	Governing Law
Article 12.5	Contract Amendments
Article 12.6	Notices
Article 12.7	Headings
Article 12.8	Dissolution of Iowa Values Fund Board
Article 12.9	Final Authority
Article 12.10	Waivers
Article 12.11	Counterparts
Article 12.12	Survival of Representations
Article 12.13	Severability of Provisions
Article 12.14	Successors and Assigns
Article 12.15	Integration

CONTRACT

BUSINESS:	NEWLINK GENETICS CORPORATION

CONTRACT NUMBER:	04-IVF-19

AWARD DATE:	February 19, 2004

CONTRACT EFFECTIVE DATE:	March 18, 2005

This IOWA VALUES FUND CONTRACT (“Contract”) is made this 18th day of March, 2005 ( the “Contract Effective Date”) by and between the Iowa Department of Economic Development (“IDED”) and NewLink Genetics Corporation an Iowa corporation (“Business”).

WHEREAS, the Iowa Values Fund, pursuant to 2003 Iowa Acts, House File 692, was established by the Iowa Legislature and the Governor of Iowa to expand and stimulate the economy of Iowa, increase the population of Iowa, and increase the wealth of Iowans; and

WHEREAS, the Business submitted an application to the Iowa Values Board (“IVB) requesting assistance in the financing of its Project as more fully described in Exhibit D (“Project”); and

WHEREAS, the IVB found the Project to meet the requirements established to receive Iowa Values Fund financial assistance; and

WHEREAS, the Iowa Values Board, on February 19, 2004 (the “Award Date”) voted to award to Business a Six Million Dollar ($6,000,000) forgivable loan (the “Forgivable Loan” or “Award”), subject to the terms and conditions set forth herein;

WHEREAS, the Business signed an IVF Financing Commitment Term Sheet (Exhibit C to this Contract) acknowledging acceptance of the terms and conditions of the Award; and

WHEREAS, on June 16, 2004, as a result of a ruling by the Iowa Supreme Court (Rants v. Vilsack, 684 N.W. 2d 193 (Iowa, 2004)), House File 692 was nullified; and

WHEREAS, pursuant to 2004 Iowa Acts, First Extraordinary Session, Senate File 2311 (the “Act”), the state legislature appropriated funds to IDED for financial assistance and incentives to businesses under programs currently existing which are administered by IDED; and

WHEREAS, the legislature directed IDED to expend a portion of the appropriated funds for awards made by the IVB;

NOW THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the Business and IDED agree to the following terms:

ARTICLE 1
IDENTITY OF THE PARTIES

1.1                                 Iowa Values Board.  Prior to June 16, 2004, the Iowa Values Board was a public instrumentality of the State established by 2003 Iowa Acts, House File 692, section 78.  The Board was charged with the responsibility of managing, overseeing and approving all awards of financial assistance from the Iowa Values Fund.  The Board’s address was 200 East Grand Avenue, Des Moines, IA 50309.

1.2                                 Iowa Department of Economic Development.  The IDED is a state department created by Iowa Code Chapter 15.  Prior to June 16, 2004 and pursuant to 2003 Iowa Acts, House File 692, section 78 IDED provided administrative support to the Iowa Values Board.  Effective September 7, 2004 , IDED was authorized by 2004 Iowa Acts, First Extraordinary Session, Senate File 2311, to enter into this Contract.  The IDED’s address is 200 East Grand Avenue, Des Moines, IA 50309.

1.3                                 NewLink Genetics Corporation.  NewLink Genetics Corporation is an Iowa corporation.  The company’s address is 2901 South Loop Drive, Building 3, Suite 3900, Ames, Iowa 50010.

ARTICLE 2
CONTRACT DURATION

This Contract shall be in effect until all of Business’s liabilities hereunder have been satisfied in full by forgiveness or repayment as provided in this Contract.

ARTICLE 3
FUNDING

3.1                                 Funding Source.  The source of funding for this Award is 2004 Iowa Acts, First Extraordinary Session, Senate File 2311.

3.2                                 Reduction, Discontinuance or Alteration of Funding.  Any termination, reduction, or delay of funds available due, in whole or in part, to (i) lack of, reduction in, or deappropriation of revenues previously appropriated by the legislature, or (ii) any other reason beyond the IDED’s control may, in the IDED’s discretion, result in the termination, reduction or delay of funds to the Business.

3.3                                 Reliance Upon Availability of Funding.  The IDED acknowledges and agrees that Four Million Dollars ($4,000,000) of the funding for the Six Million Dollars ($6,000,000) Award is currently available, as of the Contract Effective Date, in the amounts specified and for the state fiscal years described in Article 5.2.  The source of funding for the Two Million Dollars ($2,000,000) available in state fiscal years 2006 and 2007 is not identified in the Act and has not yet been received.  The Business represents that it has negotiated this Contract in good faith and has been induced to enter into the Contract in full reliance upon the availability of such funding, subject to the limitations stated in this Article, applicable statutes and terms and provisions imposed by this Contract.

ARTICLE 4
DOCUMENTS INCORPORATED BY REFERENCE; ORDER OF PRIORITY

4.1                                 Documents Incorporated by Reference.  The following documents are incorporated by reference and considered an integral part of this Contract:

Exhibit A - Business’s IVF Application, as approved by the Iowa Values Board.

Exhibit B - Promissory Note.

Exhibit C - IVF Financing Commitment Term Sheet.

Exhibit D - The Project (Detailed Description of the Project and Budget)

4.2                                 IVF Application on File.  Due to its size, Exhibit A will not be attached to this Contract, but will be kept on file at the Iowa Department of Economic Development.  It shall, nevertheless, be considered an incorporated element of this Contract.

4.3                                 Order of Priority.  In the case of any inconsistency or conflict between the specific provisions of this document and the exhibits, the following order of priority shall control:

(a)                                  Contract, Articles 1-12

(b)                                 Exhibit C - IVF Financing Commitment Term Sheet.

(c)                                  Exhibit D - The Project (Detailed Description of the Project and Budget)

(d)                                 Exhibit A - Business’s IVF Application, as approved by the Iowa Values Board.

ARTICLE 5
AWARD TERMS

The Board’s award of Six Million Dollars ($6,000,000) consists of a Forgivable Loan as detailed below:

5.1                                 IVF Forgivable Loan.  The IDED agrees to make a Forgivable Loan in the amount of Six Million Dollars ($6,000,000) on the terms and conditions set forth in this Contract with interest at a rate of zero percent to the Business to assist in the financing of the Project as described in Exhibit D.

5.2                                 Limitation on Amounts Available.  Subject to the availability of funds as described in Article 3.2 and 3.3:

(a)                                  $2,000,000 of the Forgivable Loan available to the Business during state fiscal year 2004 (July 1, 2003-June 30, 2004) remains available to the Business during state fiscal year 2005.

(b)                                 An additional $2,000,000 of the Forgivable Loan is available to the Business during state fiscal year 2005 (July 1, 2004 - June 30, 2005) and remains available to the Business until the end of the fifth (5th) year from the Contract Effective Date, plus any additional extension periods that may be granted by IDED pursuant to Article 10.2.

(c)                                  An additional $1,000,000 of the Forgivable Loan in is available to the Business during state fiscal year 2006 (July 1, 2005 - June 30, 2006) and remains available to the Business until the end of the fifth (5th) year from the Contract Effective Date, plus any additional extension periods that may be granted by IDED pursuant to Article 10.2.

(d)                                 An additional $1,000,000 of the Forgivable Loan in is available to the Business during state fiscal year 2007 (July 1, 2006 - June 30, 2007) and remains available to the Business until the end of the fifth (5th) year from the Contract Effective Date, plus any additional extension periods that may be granted by IDED pursuant to Article 10.2.

5.3                                 Milestones.  Subject to verification by IDED that milestones detailed below have been satisfactorily met, IVF funds will be released as the Business meets product development and financial obligations described below:

(a)                                 The first $2,000,000 is available for disbursement once the following milestones are met:

•                 Receive Investigational New Drug (IND) approval from the Food and Drug Administration (FDA) to initiate Phase I/II trials on two cancer drugs.

•                 Submit IND applications to FDA for two additional cancer drugs.

•                 Raise $2 million in additional equity (total of $2 million from the Award Date).

(b)                                The second $2,000,000 is available for disbursement once the following additional milestones are met:

•                 Commencement of patient enrollment in phase II clinical trials for one of two cancer drugs approved.

•                 Obtain IND approval from FDA to commence clinical trials for a third cancer drug.

•                 Initiate collaboration with a pharmaceutical/biotech company for co-product development.

•                 Raise an additional $3 million of equity investment (total of $5 million from the Award Date).

(c)                                 An additional $1,000,000 in each of FY 2006 and FY 2007 for a total of $2,000,000 is available for disbursement once the following additional milestones are met:

•                 Enter into research collaboration with a second pharmaceutical company.

•                 Initiate building construction of pharmaceutical research and development facility.

•                 Raise an additional $3 million of equity investment (total of $8 million from the Award Date).

•                 NewLink demonstrates revenue generation of at least $1 million from product sales calculated on a three-year average using the Business’ three immediately preceding years.

5.4                                 Terms of Forgiveness of the Forgivable Loan.

(a)                                 Contract Terms Satisfied.  This Forgivable Loan will be forgiven if the Business satisfies the terms of this Contract specified in Article 10.2 and 10.3, without limiting the remedies which may be available to the IDED upon an Event of Default (as hereinafter defined in Article 11.1).  IDED will, in its sole reasonable discretion, determine if the Business has satisfied the terms specified in Article 10.2 and 10.3 of this Contract.

(b)                                Forgiveness or Repayment.  If the IDED determines that the Business has satisfied the terms of this Contract specified in Article 10.2 and 10.3, then repayment of the Forgivable Loan shall be waived.  Should the IDED determine that the Business has not satisfied the terms of this Contract specified in Article 10.2 and 10.3, the Business shall be required to repay the outstanding balance of this Forgivable Loan as provided in this Contract.  Royalty payments submitted pursuant to Article 8.2 of this Contract shall be credited against any amounts owed under the Forgivable Loan.

(i)                                     Repayment due to shortfall in Job Creation/Retention Obligation of Article 10.2.  If the Business does not meet is Job Creation/Retention Obligation, the outstanding balance of the Forgivable Loan shall be repaid as provided in this Contract.  Repayment of any amounts due will be at the rate of $17,142 per unfilled job plus interest at the default interest rate stated in Article 11.3.  This per job rate is calculated as follows: $6,000,000 Award divided by 350 jobs (the “Job Creation/Retention Obligation”).

(ii)                                  Repayment due to noncompliance with Performance Obligations of Article 10.3.  Repayment due to noncompliance with the Performance Obligations of Article 10.3 will be based on the same percentage as the failure to comply with the Performance Obligations.  For example, if the Project investment is 10% less than pledged, 10% of the outstanding balance of the Forgivable Loan must be repaid.

(iii)                               Repayment amount if shortfall in Job Creation/Retention Obligation of Article 10.2 and noncompliance with Performance Obligations of Article 10.3.

If the Business experiences a shortfall in its Job Creation/Retention Obligation and does not meet its Performance Obligations, IDED will calculate the amount owing for the job shortfall and for the nonperformance.  The higher of these two amounts shall be the amount due.  However, this repayment amount may be adjusted downward by IDED.  In determining the total amount due, IDED will consider the following factors and make adjustments as appropriate to establish the amount to be repaid: wages paid for the created/retained jobs; the number of jobs created; length of time the jobs were maintained; the total amount of investment in the Project; the quality of jobs (e.g., benefits).

(c)                                 Method for Determining Amount of Forgiveness or Amount Owed.  For purposes of ensuring compliance with the Job Creation/Retention Obligation, and the Performance Obligations, IDED will review the Business’s progress toward meeting these Obligations at two times:

First, when 100% of the pledged jobs have been created, which shall be by the end of the 5th year from the Contract Effective Date.  IDED will confirm that the jobs have been created and the 5-year Job Maintenance Period shall begin.  The combined Job Creation Period time frame and the Job Maintenance Period shall be a minimum of 10 years from the Contract Effective Date plus any additional extension periods that may be granted by IDED pursuant to Article 10.2.

Second, at the end of the Job Maintenance Period which goes through the end of the 10th year from the Contract Effective Date plus any additional extension periods that may be granted by IDED pursuant to Article 10.2.

The following examples are provided to illustrate how these provisions will be applied:

Example 1 (100% of the Pledged Jobs Created by the End of Year 5):

The Business creates/retains 100% of the pledged jobs by the end of the 5th year.  The Job Maintenance Period begins and the pledged jobs are retained for an additional 5 years; resulting in a total Contract period of 10 years.  At the end of the 10th year the IDED will verify that the created jobs have been maintained for the required time period.  Provided the Job Performance Obligations have also been met, the Forgivable Loan will be forgiven by IDED.  Royalty payments in the amount of $3,200,000 remain due and payable pursuant to Article 8.2(c) of the Contract.

Example 2 (Less than 100% of the Job Creation/Retention Obligations are Met)

At the end of the 5th year, the Business has created/retained 300 of the 350 pledged new jobs.  The Business must repay $857,100 of the Forgivable Loan.  This amount is calculated by multiplying the $17,142 per job rate by the job shortfall (50 jobs).  Because the Business has made royalty payments in the amount of $500,000, the $857,100 owed will be offset by the amount of royalty payments received.  The total amount due at this point is reduced to $357,100.  The 5-year Job Maintenance Period begins.

At the end of the 10th year, the Business has 275 jobs.  An additional $428,550 (25 jobs at $17,142 each) must be repaid due to the loss of 25 jobs during the Job Maintenance Period.  Because the Business has made additional royalty payments in the amount of $200,000, the $428,550 owed will be offset by the amount of royalty payments received.  The total additional amount due is $228,550.  The remaining balance of the Forgivable Loan (assuming $6,000,000 was advanced: $6,000,000-857,100-428,550=$5,171,480) will be forgiven by IDED.  The Business continues to make royalty payments to IDED until the total amount owed ($3,200,000) is received by IDED.

5.5                                Repayment Obligation.  The obligation to repay this Contract shall be evidenced by a

Promissory Note in the form attached hereto as Exhibit B.

5.6                                Total Amount.  It is further understood and agreed that the total of all payments to the Business by the IDED for Project activities shall not exceed this Six Million Dollars ($6,000,000).  It is expressly understood and agreed that the maximum amounts to be paid to the Business for Project activities shall conform to the budget as presented in Exhibit D.

ARTICLE 6
CONDITIONS TO DISBURSEMENT OF FUNDS

The obligation of IDED to make, continue or disburse funds under this Contract shall be subject to the following conditions precedent:

6.1                                 Satisfaction of Conditions in IVF Financing Commitment Term Sheet.  The Business shall meet the terms and conditions of this Award as outlined in Exhibit C.

6.2                                 Documents Submitted.  IDED shall have received each of the following documents, properly executed and completed, and approved by IDED as to form and substance:

(a)                                 The Promissory Note in the form attached hereto as Exhibit B.

(b)                                Fully executed Contract.

(c)                                 Copies of the articles of incorporation of the Business, certified in each instance by its secretary or assistant secretary.

(d)                                A certificate of existence for the Business from the Office of the Secretary of State of Iowa.

(e)                                 Financing statement, tax and judgment lien search results against the Business and Secured Property.

(f)                                   The UCC financing statements to be filed against the Business.

(g)                                A certificate by the Business that the milestones detailed in Article 5.3 are satisfied.

(h)                                IDED shall have received such other Contracts, instruments, documents, certificates and opinions as the IDED may reasonably request.

(i)                                    Hazardous waste audit.  To comply with Iowa Code section 15A.1(3)“b,” if the Business generates solid or hazardous waste, it must either: a) submit a copy of the Business’s existing in-house plan to reduce the amount of waste and safely dispose of the waste based on an in-house audit conducted within the past 3 years; or b) submit an outline of a plan to be developed in-house, or 3) submit documentation that the Business has authorized the Iowa Department of Natural Resources or Iowa Waste Reduction Center to conduct the audit.

(j)                                    Pursuant to Article 10.7(d) of this Contract, a signed Authorization for Release of

Confidential State Tax Information form, to permit IDED to receive the Business’s state tax information directly from the Iowa Department of Revenue for purposes of annually updating the Iowa Public Return on Investment Analysis.

(k)                                 A detailed list and valuation of the Secured Property.

ARTICLE 7
MANNER AND DISBURSEMENT OF AWARD

7.1                                Prior Costs.  No expenditures made prior to the Award Date may be included as Project costs.

7.2                                Cost Variation.  Without duplicating the repayment required by Article 5.4(b)(ii), in the event that the total Project cost is less than the amount specified in the Exhibit D, the Award shall be reduced at the same ratio as the total actual Project cost reduction is to the total Project Budget as shown in Exhibit D.  Any disbursed excess above the reduced IVF participation amount shall be returned immediately to IDED.

7.3                                Requests for Disbursement.  All disbursements of Award proceeds shall be subject to receipt by the IDED of requests for disbursement submitted by the Business.

7.4                                Suspension of Disbursement.  Upon the occurrence of an Event of Default (as defined in this Contract) by the Business, the IDED may suspend payments to the Business until such time as the default has been cured to IDED’s satisfaction.  Notwithstanding anything to the contrary in this Contract, upon a termination of this Contract on account of an Event of Default by the Business, Business will no longer have the right to receive any disbursements after the effective date of default.

7.5                                Investment of Award Proceeds.  In the event that the Award proceeds are not immediately utilized, temporarily idle Award proceeds held by the Business may be invested provided such investments shall be in accordance with State law, including but not limited to the provisions of Iowa Code chapter 12C concerning the deposit of public funds.  Interest accrued on temporarily idle Award proceeds held by the Business shall be credited to and expended on the Project prior to the expenditure of other Award proceeds.

All proceeds remaining, including accrued interest, after all allowable Project costs have been paid or obligated shall be returned to the IDED within thirty (30) days after the Project Completion Date for the Project.  Within ten (10) days of receipt of a written request from IDED, Business shall inform the IDED in writing of the amount of unexpended Award funds in the Business’s possession or under the Business’s control, whether in the form of cash on hand, investments, or otherwise.

ARTICLE 8

SECURITY; SUBORDINATION; AND ROYALTIES

8.1                                Security and Subordination.

(a)                                 This Award will be secured by a Blanket UCC-1 security interest granting the IDED a valid, perfected and enforceable first priority security interest and Lien in all Property now or hereafter owned by the Business and its Related Businesses associated with the Project (including, but not limited to, intellectual property and licenses, all accounts, chattel paper, documents, instruments, investment property, inventory, deposit accounts, equipment, fixtures, leasehold interests in leased Property, general intangibles and all proceeds thereof), (the “Secured Property”).

(b)                                IDED agrees to subordinate its interest in the intellectual property (which includes patents and licenses) covered by the blanket UCC-1 filing, provided the following conditions are met:

(i)                                    The subordination is necessary for the Business to obtain debt or equity financing, or to secure a purchase money security interest; and

(ii)                                 The Business provides IDED with a detailed list and valuation of the Secured Property that will secure the Award after the subordination; and

(iii)                              IDED reviews the list and determines that the collateral value is sufficient to secure the amount of Award funds disbursed, or to be disbursed.

(c)                                 If DAD determines that the Award would remain adequately secured after subordination, IDED will execute any subordination document, in form and content acceptable to IDED, reasonably requested by Business.

8.2                                Royalties.

(a)                                 The Business shall pay a royalty equal to a minimum of zero point twenty-five hundredths of a percent (0.25%) of prior-year total Gross Revenues of the Sponsored Product(s), as defined herein.  Royalty payments shall continue until a total payment of $3,200,000 has been received by IDED.  Royalty payments shall first be applied to reduce any outstanding balance of the Forgivable Loan and then credited towards the total payment of $3,200,000 required under this Article 8.2.

(b)                                “Gross Revenues” means gross sales price actually received by the Business less trade discounts and returns.

(c)                                 “Sponsored Products” means all products developed, marketed or sold by Business.

(d)                                Royalty payments shall be submitted to IDED annually within 45 days after each calendar year end.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES.

The Business represents and warrants to IDED as follows:

9.1                                Organization and Qualifications.  The Business is duly organized, validly existing and in good standing as a corporation under the state of its incorporation.  The Business has full and adequate power to own its property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the property owned or leased by it requires such licensing or qualifying, except where the failure to so qualify would not have a material adverse effect on the Business’s ability to perform its obligations hereunder.

9.2                                Authority and Validity of Obligations.  The Business has full right and authority to enter into this Contract and the other documents required by this Contract, to make the borrowings herein provided for, to issue its Promissory Note in evidence thereof, to secure its obligations under this Contract, and to perform each and all of the obligations herein.  The Contract documents delivered by the Business have been duly authorized, executed and delivered by the Business and constitute the valid and binding obligations of the Business and enforceable against it in accordance with their terms.  This Contract and its related documents do not contravene any provision of law or any judgment, injunction, order or decree binding upon the Business or any provision of the articles of organization or operating agreement of the Business, contravene or constitute a default under any covenant, indenture or contract of or affecting the Business or any of its properties.

9.3                                Use of Proceeds.  The Business hereby agrees to use Award proceeds for the Project described in Exhibit D.  Use of Award proceeds shall conform to the Budget for the Project as detailed in Exhibit D.  The Business represents that there are legally enforceable commitments in place from the funding sources identified for the Project in Exhibit D.

9.4                                Subsidiaries.  The Business has no Subsidiaries on the Contract Effective Date.

9.5                                Financial Reports.  The balance sheet of the Business furnished to IDED as of the Contract Effective Date, fairly present its financial condition as at said date in conformity with GAAP applied on a consistent basis.  The Business has no contingent liabilities which are material to it, other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished to IDED.

9.6                                No Material Adverse Change.  Since the Award Date, there has been no change in the condition (financial or otherwise) or business prospects of the Business, except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.  To the knowledge of the Business, there is no material adverse change in the condition of the Business (financial or otherwise) or the business prospects of the Business which is imminent or threatened.

9.7                                Full Disclosure; IVF Application.  The statements and other information furnished to the IDED by Business in its IVF Application and in connection with the negotiation of this Contract do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading.  The IDED acknowledges that as to any projections furnished to the IDED, the Business only represents that the same were prepared on the basis of information and estimates it believed to be reasonable.

9.8                                Trademarks, Franchises and Licenses.  The Business owns, possesses, or has the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how and confidential commercial and proprietary information to conduct its businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.  As used in this Article, “Person” means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

9.9                                Governmental Authority and Licensing.  The Business has received all licenses, permits, and approvals of all Federal, state, local, and foreign governmental authorities, if any, necessary to conduct its businesses as presently conducted, in each case where the failure to obtain or maintain the same could reasonably be expected to have a material adverse effect except as relating to governmental approvals of products of the Business which are or will be in development.  No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit, or approval is pending or, to the knowledge of the Business threatened except as relating to governmental approvals of products of the Business which are or will be in development.

9.10                          Litigation and Other Controversies.  There is no litigation or governmental proceeding pending, nor to the knowledge of the Business threatened, against the Business which if adversely determined would result in any material adverse change in the financial condition, Properties, business or operations of the Business, nor is the Business aware of any existing basis for any such litigation or governmental proceeding.

9.11                          Good Title.  The Business has good and defensible title (or valid leasehold interests) to all of its property (including, without limitation, the Secured Property securing this Contract) reflected on the most recent balance sheets furnished to the IDED (except for sales of assets in the ordinary course business).

9.12                          Taxes.  All tax returns required to be filed by the Business in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Business or upon any of its property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.  The Business knows of no proposed additional tax assessment against it for which adequate provisions in accordance with GAAP have not been made on its accounts.  Adequate provisions in accordance with GAAP for taxes on the books of the Business have been made for all open years, and for their current fiscal period.

9.13                          Other Contracts.  The Business is not in default under the terms or any covenant, indenture or contract of or affecting either the Business or any of its properties, which default, if uncured, would have a material adverse effect on its financial condition, properties, business or operations.

9.14                          No Default.  No Default or Event of Default has occurred or is continuing

9.15                          Compliance with Laws.  The Business is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to the business operations of the Business and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes or substances, non-compliance with which could have a material adverse effect on the financial condition, properties, business or operations of the Business.  The Business has not received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental or health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the financial condition, properties, business or operations of the Business.

9.16                          Effective Date of Representations and Warranties.  The warranties and representations of this Article are made as of the date of this Contract and shall be deemed to be renewed and restated by the Business at the time each request for disbursement of funds is submitted to the IDED.

ARTICLE 10
COVENANTS

The Business agrees that, for the duration of this Contract

10.1                          Maintain Existence in Iowa.  The Business shall at all times preserve and maintain its existence as a corporation in good standing and maintain the Project in Iowa.  The Business will preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights and other proprietary rights necessary to the proper conduct of its business.

10.2                          Creation and Maintenance of Jobs in Iowa.

(a)                                 By the end of the 5th year from the Contract Effective Date plus any additional extension periods that may be granted by IDED pursuant to this Article 10.2, the Business shall create 315 jobs and retain 35 jobs for a total of 350 jobs (the “Job Creation/Retention Obligation”).  One, hundred percent (100%) of the pledged jobs shall be created by the end of the 5th year from the Contract Effective Date.  At that time, the 5-year Job Maintenance Period shall begin.  The combined Job Creation Period time frame and the Job Maintenance Period shall be the end of the 10th year from the Contract Effective Date plus any additional extension periods that may be granted by IDED pursuant to this Article 10.2.  All Project jobs shall be created and maintained in the State of Iowa.

(b)                                Related Businesses, approved by IDED pursuant to Article 10.4 herein, can be used by the Business to satisfy the Business’s Job Creation/Retention Obligation.

(c)                                 If the Business and its Related Businesses have achieved 75% of the Job Creation/Retention Obligation and Performance Obligations by the end of the fifth (5th) year from the Contract Effective Date, the Business shall be entitled to a one (1) year time extension to permit the Business time to meet its Job Creation/Retention Obligation and Performance Obligations.  If at the end of this one (1) time extension the Business and its Related Businesses have achieved 85% of the Job Creation/Retention Obligation and Performance Obligations, this Contract can be extended for an additional one (1) year time period.  If at the end of this second time extension the Business and its Related Businesses have achieved 95% of the Job Creation/Retention Obligation and Performance Obligations, this Contract can be extended for a final one (1) year time period to allow the Business and its Related Businesses to satisfy 100% of the Job Creation/Retention Obligation and Performance Obligations.  All time extensions shall be considered Contract amendments and submitted in writing in conformance with the Contract amendment provisions detailed in Article 12.5.

10.3                          Performance Obligations.  The Business and its approved Related Businesses shall complete the Project by the Project Completion Date, meet its Job Creation/Retention Obligation, make the total investment pledged for the Project, and comply with all performance requirements described in this Contract and its incorporated Exhibits (collectively referred to as the Business’s “Performance Obligations”).

10.4                          Related Businesses.

(a)                                 Defined.  “Related Businesses” means any businesses approved in writing by IDED, in its reasonable discretion, in which New Link Genetics Corporation has an investment interest and/or with which New Link Genetics Corporation has a contractual relationship and which Related Businesses are engaged in activities that provide jobs and investments in Iowa directly related to the Project described in this Contract.  Examples of Related Businesses include subsidiaries and affiliates.

(b)                                IDED Prior Approval Required.  If the Business intends to use a Related Business to meet all or a portion of its Job Creation/Retention or Performance Obligations under this Contract, the Related Business must receive IDED approval.  To request approval, the Business shall submit the following information about a Related Business to IDED: (i) Copies of the organizational documents (e.g., articles of incorporation, articles of organization, operating agreement) of the Related Business, certified in each instance by its secretary or assistant secretary; (ii) a certificate of existence for Related Business from the Office of the Secretary of State of Iowa or any other applicable State, along with an Authorization to Conduct Business in the State of Iowa; and (iii) a detailed description of the how the Related Business will meet all or a portion of its Job Creation/Retention or Performance Obligations under this Contract.

10.5                          Maintenance of Properties.  The Business shall maintain, preserve and keep its Properties in good repair, working order and condition (ordinary wear and tear and insured casualty excepted) and will from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained in accordance with prudent business practices.

10.6                          Taxes and Assessments.  The Business shall duly pay and discharge all taxes, rates, assessments, fees and other governmental charges upon or against it or against its properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves are provided therefor.

10.7                          Insurance.  The Business shall insure and keep insured in good and responsible insurance companies, all insurable property owned by it which is of a character usually insured by Persons similarly situated and operating like properties against loss or damage from such hazards or risks as are insured by Persons similarly situated and operating like properties; and the Business shall insure such other hazards and risks (including employers’ and public liability risks) in good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses.  The Business will upon request of the IDED furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Article.

10.8                          Reports.

(a)                                 The Business shall prepare, sign and submit disbursement requests and reports as specified in this Contract in the form and content required by IDED.  The Business shall review all reimbursement requests and verify that claimed expenditures are allowable costs.  The Business shall maintain documentation adequate to support the claimed costs.

(b)                                Business shall submit its annual financial statements with an audit completed by an independent CPA.  If required by the IDED, Business shall submit more frequent unaudited financial statements such as an income, expense, and retained earnings statement covering the period having elapsed from the date of the last prior submission and a balance sheet which is not more than thirty (30) days old.  Year-end statements must be accompanied by an audit report by a Certified Public Accountant (CPA) and must be received by IDED within ninety (90) days following the Business’s fiscal year end.

(c)                                 Business shall submit to IDED Final Performance and Audit Reports within sixty (60)

days after the Project Completion Date for each Project.

(d)                                Business shall execute an Authorization for Release of Confidential State Tax Information form, to permit IDED to receive the Business’s state tax information directly from the Iowa Department of Revenue for purposes of annually updating the Iowa Public Return on Investment Analysis for this Project.  Business shall submit to IDED any other information requested by IDED to update the Iowa Public Return on Investment Analysis for this Project.

(e)                                 The IDED reserves the right to require more frequent submission of any of the above reports if, in the opinion of the IDED, more frequent submissions would help improve the Business’s Project performance.

10.9                          Inspection and Audit.  The Business will permit the IDED and its duly authorized representatives to visit and inspect any of the Business’s properties, corporate books and financial records of the Business related to the Project, to examine and make copies of the books of accounts and other financial records of the Business, and to discuss the affairs, finances and accounts of the Business with, and to be advised as to the same by, its officers, and independent public accountants (and by this provision the Business authorizes such accountants to discuss with the IDED and the IDED’s duly authorized representatives the finances and affairs of the Business) at such reasonable time and reasonable intervals as the IDED may designate, but at least annually.

10.10                    Mergers, Consolidations and Sales.  Without the written consent of the IDED, which shall not be unreasonably withheld, the Business shall not be a party to any merger or consolidation if it would materially adversely affect the Project, or sell, transfer, lease or otherwise dispose of all or any of the Secured Property, other than in the ordinary course of business, if it would materially adversely affect the Project or reduce the value of the Secured Property that is securing this Award.

10.11                    Formation and Maintenance of Subsidiaries.  The Business will not form or acquire any subsidiary or transfer the Secured Property to any Related Business if it would materially adversely affect the Project, without the written consent of the IDED, which shall not be unreasonably withheld; provided, however, the Business may form or acquire a subsidiary or affiliate or transfer all or any part of the Secured Property to a Related Business if the security interest of the IDED continues in the Secured Property of the Related Business and the value of the Secured Property is not reduced.

10.12                    Compliance with Laws.

(a)                                 The Business will comply in all material respects with the requirements of all federal, state and local laws, rules, regulations and orders applicable to or pertaining to its properties or business operations non-compliance with which would have a material adverse effect on the Business or the Project including, but not limited to, all applicable environmental, hazardous waste or substance, toxic substance and underground storage laws and regulations, and the Business will obtain any permits, licenses, buildings, improvements, fixtures, equipment or its property required by reason of any applicable environmental, hazardous waste or substance, toxic substance or underground storage laws or regulations, the absence of which would have a material adverse effect on the Business or the Project.

(b)                                The Business shall comply in all material respects with all applicable federal, state, and local laws, rules, ordinances, regulations and orders applicable to the prevention of discrimination, in employment, including the administrative rules of the Iowa Department of Management and the Iowa Civil Rights Commission which pertain to equal employment opportunity and affirmative action.

(c)                                 The Business shall comply in all material respects with all applicable federal, state and local laws, rules, ordinances, regulations and orders applicable to worker rights and worker safety.

10.13                    Use of Award Proceeds.  The Business will use the Award proceeds extended under this Contract solely for the purposes set forth in Exhibit D.

10.14                    Changes in Business Ownership, Structure and Control.  Without the written consent of the IDED, which shall not be unreasonably withheld, the Business shall not materially change the ownership, structure, or control of the Business if it would materially adversely affect the Project.  This includes, but is not limited to, entering into any merger or consolidation with any person, firm or corporation if it would materially adversely affect the Project or permitting substantial distribution, liquidation or other disposal of Business assets directly associated with the Project if it would materially adversely affect the Project.  Business shall provide IDED with advance notice of any proposed changes in ownership, structure or control which may be considered to have a material adverse effect on the Project.  The materiality of the change and whether or not the change affects the Project shall be as reasonably determined by IDED.  Notwithstanding anything to the contrary in this Article 10.14, the Business shall be entitled to issue any shares of its common or preferred stock for cash and engage in any public or private offering of its shares for cash as determined by the Board of Directors of the Business to be in the best interests of the Business and its shareholders.

10.15                    Notice of Meetings.  The Business shall notify IDED at least two (2) working days in advance of all meetings of the board of directors at which the subject matter of this Contract or Project is proposed to be discussed.  The Business shall provide IDED with copies if the agenda and minutes of such meetings and expressly agrees that a representative of IDED has a right to attend a portion of any and all such meetings for the purposes of the discussion of the Project and this Contract.

10.16                    Notice of Proceedings.  The Business shall promptly notify IDED of the initiation of any claims, lawsuits, bankruptcy proceedings or other proceedings brought against the Business which would materially adversely impact the Project.

10.17                    Accounting Records.  The Business is required to maintain its books, records and all other evidence pertaining to this Contract in accordance with generally accepted accounting principles and such other procedures specified by IDED.  These records shall be available to IDED, its internal or external auditors, the Auditor of the State of Iowa, the Attorney General of

the State of Iowa and the Iowa Division of Criminal Investigations at all times during the Contract’s duration and any extension thereof, and for three (3) full years from the expiration date.

10.18                     Restrictions.  The Business shall not, without prior written disclosure to IDED and prior written consent of IDED, which shall not be unreasonably withheld, directly or indirectly:

(a)                                 Assign, waive or transfer any of Business’s rights, powers, duties or obligations under this Contract.

(b)                                Except as permitted in Articles 10.10 and 10.11, sell, transfer, convey, assign, encumber or otherwise dispose of the Secured Property.

(c)                                 Except as permitted in Articles 10.10 and 10.11, remove from the Project site or the State all or substantially all of the Secured Property.

(d)                                Except for purchase money security interests and as permitted in Article 8.1, create, incur or permit to exist any prior Lien of any kind on the Secured Property.

10.19                    No Changes in Business Operations.  The Business shall not materially change the Project or the nature of the Business and activities being conducted, or proposed to be conducted by Business, as described in the Business’s approved application for funding, Exhibit A of this Contract, unless approved in writing by IDED prior to the change.

10.20                    Indemnification.  The Business shall indemnify, defend and hold harmless the IDED, the State of Iowa, its departments, divisions, agencies, sections, commissions, officers, employees and agents from and against all losses, liabilities, penalties, fines, damages and claims (including taxes), and all related costs and expenses (including reasonable attorneys’ fees and disbursements and costs of investigation, litigation, settlement, judgments, interest and penalties), arising from or in connection with any of the following:

a)                                     Any claim, demand, action, citation or legal proceeding arising out of or resulting from the Project;

b)                                    Any claim, demand, action, citation or legal proceeding arising out of or resulting from a breach by the Business of any representation or warranty made by the Business in the Contract;

c)                                     Any claim, demand, action, citation or legal proceeding arising out of or related to occurrences that the Business is required to insure against as provided for in this Contract; and

d)                                    Any claim, demand, action, citation or legal proceeding which results from an act or omission of the Business or any of their agents in its or their capacity as an employer of a person.

ARTICLE 11
EVENTS OF DEFAULT AND REMEDIES

11.1                          Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)                                 Nonpayment.  In the event the Forgivable Loan is not forgiven and all or a portion of the Forgivable Loan must be repaid by the Business, a default in the payment when due (whether by lapse of time, acceleration or otherwise) of any principal on the Promissory Note(s), or default in payment for more than ten (10) Business Days of the due date thereof of any interest on the Promissory Note(s) or any fee or other obligation payable by the Business shall be an Event of Default; or

(b)                                Noncompliance with Covenants or Other Contract Provision.  Default in the observance or performance of any covenant or other Contract provision, for more than five (5) Business Days; Or

(c)                                 Noncompliance with Security Documents.  Default in the observance or performance of any term of any security documents beyond any applicable grace period set forth therein; or

(d)                                Noncompliance with Contract.  Default in the observance or performance of any other provision of this Contract; or

(e)                                 Material Misrepresentation.  Any representation or warranty made by the Business in this Contract, or in any statement or certificate furnished by it pursuant to this Contract, or made in its IVF Application, or in connection with proves untrue in any material respect as of the date of the issuance or making thereof; or

(f)                                   Lien Deficiencies.  Any of the Security Documents shall for any reason fail to create a valid and perfected priority Lien in favor of the IDED in any Security Property pledged by Business to secure this Contract; or

(g)                                Judgment Over $100,000.  Any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $100,000 shall be entered or filed against the Business or against any of its property and remains unvacated, unbonded or unstayed for a period of 30 days; or

(h)                                Adverse Change in Financial Condition.  Any change shall occur in the financial condition of the Business which would have a material adverse effect on the ability of the Business to perform under this Contract; or

(i)                                    Bankruptcy or Similar Proceedings Initiated.  Either the Business shall (1) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (2) not pay, or admit in writing its inability to pay, its debts generally as they become due, (3) make an assignment for the benefit of creditors, (4) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (5) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (6) fail to contest in good faith any appointments or proceeding described in Article 11.1(j) below; or

(j)                                    Appointment of Officials.  A custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for either the Business or any substantial part of any of its respective property, or a proceeding described in Article 11.1(i) shall be instituted against either the Business and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

11.2                          Default Remedies.  When an Event of Default has occurred and is continuing, the IDED may, by written notice to the Business:

(a)                                 terminate this Contract and all of the obligations of IDED under this Contract on the date stated in such notice, and

(b)                                declare the principal and any accrued interest on the outstanding Promissory Notes to be forthwith due and payable, including both principal and interest and all fees, charges and other amounts payable under this Contract, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind.

11.3                          Default Interest Rate.  If an Event of Default occurs and remains uncured, a default rate of 6% per annum shall apply to repayment of amounts due under this Contract.  Interest shall accrue from the date of a Notice of Default issued pursuant to Article 11.5.

11.4                          Expenses.  The Business agrees to pay to the IDED all expenses reasonably incurred or paid by IDED including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by the Business or in connection with the enforcement of any of the terms of this Contract.

11.5                          Notice and Cure.  If IDED has reasonable cause to believe that an Event of Default has occurred, IDED shall issue a written Notice of Default to the Business, setting forth the nature of the alleged Event of Default in reasonable specificity, and providing therein a reasonable period time, which shall not be fewer than thirty (30) days from the date of the Notice of Default, in which the Business shall have an opportunity to cure, provided that cure is possible and feasible.

ARTICLE 12
MISCELLANEOUS

12.1                          Timely Performance.  The parties agree that the dates and time periods specified in this Contract, including the timelines established for the Project and more fully described in Exhibit D, are of the essence to the satisfactory performance of this Contract.

12.2                          State of Iowa Recognition.  The Project shall permanently recognize, in a manner acceptable to IDED, the financial contribution to the Project made by the State of Iowa.  For example, a sign or plaque acknowledging that the Project was funded in part by a loan from the

State of Iowa.

12.3                          Choice of Law and Forum.

(a)                                 In the event any proceeding of a quasi-judicial or judicial nature is commenced in connection with this Contract, the proceeding shall be brought in Des Moines, Iowa, in Polk County District Court for the State of Iowa, if such court has jurisdiction.  If however, such court lacks jurisdiction and jurisdiction lies only in a United States District Court, the matter shall be commenced in the United States District Court for the Southern District of Iowa, Central Division.

(b)                                This provision shall not be construed as waiving any immunity to suit or liability, in state or federal court, which may be available to the IDED, the State of Iowa or its members, officers, employees or agents.

12.4                          Governing Law.  This Contract and the rights and duties of the parties hereto shall be governed by, and construed in accordance with the internal laws of the State of Iowa without regard to principles of conflicts of laws.

12.5                          Contract Amendments.  Neither this Contract nor any documents incorporated by reference in connection with this Contract may be changed, waived, discharged or terminated orally, but only as provided below:

(a)                                 Writing required.  The Contract may only be amended through written prior approval of IDED.  Examples of situations where amendments are required include contract time extensions, budget revisions, significant alterations of existing activities or beneficiaries, extensions for completion of Project activities, changes to the Project including, but not limited to, alteration of existing approved activities or inclusion of new activities.  No amendment will be valid until approved by IDED.

(b)                                IDED review.  IDED will consider whether an amendment request is so substantial as to necessitate reevaluating the Iowa Values Board’s original funding decision.  An amendment will, be denied by IDED if it substantially alters the circumstances under which the Project funding was originally approved.

12.6                          Notices.  Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation by fax) and shall be given to the relevant party at its address, e-mail address, or fax number set forth below, or such other address, e-mail address, or fax number as such party may hereafter specify by notice to the other given by United States mail, by fax or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices hereunder shall be addressed:

To the Business:

NewLink Genetics Corporation

Attention: Charles Link, M.D., President

2901 South Loop Drive, Building 3, Suite 3900

Ames, IA 50010

E-mail:	clink@newlinkgenetics.com
Telephone:	(515) 296-5555
Facsimile:	(515) 296-5557

To the IDED at:

Iowa Department of Economic Development
Attention: Mike Fastenau, Business Services Team Manager
200 East Grand Avenue
Des Moines, Iowa 50309
E-mail:	mike.fastenau@iowalifechanging.com
Telephone:	515/ 542-4831
Facsimile:	515/ 242- 4776

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Article and a confirmation of such facsimile has been received by the sender, (ii) if given by e-mail, when such e-mail is transmitted to the e-mail address specified in this Article and a confirmation of such e-mail has been received by the sender, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Article.

12.7                          Headings.  Article headings used in this Contract are for convenience of reference only and are not a part of this Contract for any other purpose.

12.8                          Dissolution of Iowa Values Board.  Business hereby acknowledges that the Iowa Values Board (IVB) is a public instrumentality of the State of Iowa and that, in the event that the IVB is dissolved for any reason, the State of Iowa is entitled to enforce any right, title or interest held by the IVB and that all Business’s obligations hereunder are also owed to the State of Iowa.

12.9                          Final Authority.  The IDED shall have the authority to reasonably assess whether the Business has complied with the terms of this Contract.  Any IDED determinations with respect to compliance with the provisions of this Contract shall be deemed to be final determinations pursuant to Section 17A of the Code of Iowa (2005).

12.10                    Waivers.  No waiver by IDED of any default hereunder shall operate as a waiver of any other default or of the same default on any future occasion.  No delay on the part of the IDED in exercising any right or remedy hereunder shall operate as a waiver thereof.  No single or partial exercise of any right or remedy by IDED shall preclude future exercise thereof or the exercise of any other right or remedy.

12.11                    Counterparts.  This Contract may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

12.12                    Survival of Representations.  All representations and warranties made herein or in any other Contract documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Contract and the other Contract documents and shall continue in full force and effect with respect to the date as of which they were made until all of Business’s liabilities hereunder have been forgiven in full or repaid in full.

12.13                    Severability of Provisions.  Any provision of this Contract, which is unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided, in this Contract and any other Contract document may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Contract and any other Contract document are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Contract or any other Contract document invalid or unenforceable.

12.14                    Successors and Assigns.  This Contract shall be binding upon the Business and its respective successors and assigns, and shall inure to the benefit of the IDED and the benefit of their respective successors and assigns.  The Business may not assign its rights hereunder without the written consent of the IDED, which consent will not be unreasonably withheld.

12.15                    Integration.  This Contract contains the entire understanding between the Business and IDED relating to the Project and any representations that may have been made before or after the signing of this Contract, which are not contained herein, are nonbinding, void and of no effect.  None of the Parties have relied on any such prior representation in entering into this Contract.

IN WITNESS WHEREOF in consideration of the mutual covenants set forth above and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties have entered into the above Contract and have caused their duly authorized representatives to execute this Contract, effective as of the Contract Effective Date.

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FOR THE IDED:

BY:	/s/ Michael T. Blouin
Michael T. Blouin, Director

FOR THE BUSINESS:

BY:	/s/ Charles Link
Charles Link, M.D., President

LIST OF EXHIBITS

Exhibit A -	Business’s IVF Application, as approved by the Iowa Values Board (on file with IDED.

Exhibit B -	Forgivable Loan Promissory Note.

Exhibit C -	IVF Financing Commitment Term Sheet.

Exhibit D -	The Project (Detailed Description of Project and Budget).

Exhibit A

Business’s IVF Application, as approved by the

IOWA VALUES FUND APPLICATION

SECTION A: PROJECT INFORMATION

1.                                     Provide a brief description and history of the Business including current products/services and markets served.

NewLink is a biopharmaceutical company applying innovative techniques in cancer biology to produce new diagnostic and therapeutic agents for cancer patients.  NewLink Genetics Corporation is privately held and was incorporated in June 1999.  Since then it has grown to nearly 35 employees (close to half holding doctoral degrees: M.D., Ph.D., or both).

The Company’s main technology platforms are the HyperAcute™ family of cancer vaccines and the Genomavir™ proteomic drug and diagnostic discovery platform.

The first two drugs based on the HyperAcute™ technology are expected to enter human clinical trials in 2003 for breast cancer and late stage non-small cell lung cancer.  HyperAcute™ exploits one of the strongest known naturally acquired human immune responses, which represents an enormous advantage over other immunostimulatory cancer drugs in development.  The approach is well supported by animal models and human clinical trials showing anti-tumor activity and survival benefit for similar compounds.  The pharmacological mechanism in HyperAcute™ vaccine technology is believed to activate both the humoral and cellular branches of the immune system to produce a response that enables a patient’s immune system to destroy established tumors.  The Company believes that HyperAcute™ will show clinical benefits that are superior to similar drugs in development.  HyperAcute™ is the only drug in development capable of triggering a strong cell mediated immune response exploiting pre-existing naturally acquired immunity.  While cellular immunity is one proven way to destroy patient’s malignancies, recognition of antigen by the naturally acquired immunity may be a critical step for inducing such effective cellular immune responses.

Genomavir™ utilizes exon donation and DNA sequencing to quantitate cellular protein expression with high-throughput capability.  Genomavir™ provides an integrated picture of cellular protein and gene expression and is capable of detecting a wider range of proteins than other techniques in widespread use today.  NewLink is using Genomavir™ for the identification of potential therapeutic targets and/or diagnostic markers by detailed comparative proteomic analysis of epithelial carcinomas relative to normal tissues from which they derive.  Its unique capabilities make it likely that NewLink will find disease-related proteins that other researchers cannot detect.

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NewLink will take HyperAcute™ cancer vaccines from drug target to clinic in less than three years and has developed Genomavir™ from concept to industrial scale technology in two years.  This rapid pace of development is indicative of the talent and motivation of NewLink’s staff.

2.                                     Describe the proposed project for which assistance is being sought including any proposed products/services, any new markets, and the project address (if different than the address listed on page 3)

Four inter-connected projects have crystallized through the formulation of our corporate strategy that require appropriate additional financing for effective growth of Company businesses and for meeting milestones outlined in our business plan.  Furthermore, we propose an additional investment component in biotechnology cluster creation.  We currently occupy nearly 7,000sq/ft of space that is dedicated to research, drug-manufacturing and administrative offices.  The following projects are intended to assure that adequate capital is provided for NewLink Genetics’ expansion plans in all phases of corporate development such as laboratory space for research, drug manufacturing and testing as well as conducting clinical trials.  Total cost for this project is 76 million dollars.  NewLink is dedicated to contribute 48 million dollars towards the successful execution and we are asking 28 million dollars from the State of Iowa.

NewLink has raised 11 million dollars to date and we are currently in the process to raise additional 8 million dollars through our series BB round of financing.  Furthermore, 15 million dollars will be raised through a private offering prepared by the Mesirow Financial Investment Banking Group out of Chicago to complete the mezzanine round.

The creation of a human pharmaceutical sector in the State of Iowa.

Why should the State of Iowa invest in NewLink Genetics Corporation’s future?

1.              The pharmaceutical industry has the highest rate of return of any industrial sector.

2.              NewLink can provide a superior direct rate of return on Iowa’s investment over the term of the collaboration

3.              The company is located in Ames for the direct benefit to Iowa State University.  Thereby providing educational opportunities, allowing leverage from plant and animal science into human beings, and provide an example of knowledge-based, large company formation.

4.              Iowa’s investment would go to perceived core strength in life sciences within the State.

5.              New Link is already in Iowa, but is at risk to relocate.

Key Strengths of this Collaborative Proposal

1.              Strong track record of NewLink Genetic’s clinical teams in conducting early stage clinical trials  for new cancer compounds.

2.              Strong management and business support with entrepreneurs experienced in new company formation and growth (e.g., James Linfield, J.D. has shepherded more than ten companies through the growth stage to become public traded knowledge-based companies, Dr. Tom Refill has aided three companies to become NASDQ traded

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companies most recently Rigel Pharmaceuticals.)  See complete Business Plan for personnel details.

3.              Major leverage of investment with the project.  NewLink has an established track record of attracting large amounts of high quality investment (even during the worst economic downturn in the last fifty years).  NewLink will invest $48,000,000 over the period of the collaboration with the State.

Risks

1.              The single largest risk to the State is missing the opportunity to establish the human pharmaceutical industry within the State.

2.              Technology is novel.  The core anti-cancer technology now entering human trials has been reviewed by an expert panel at the national Institute’s of Health and given a unanimous green-light to proceed.  Animal models have firmly established the effectiveness of the therapy for cancer treatment.  Many key patents have already issued or received favorable statement’s of allowance form the U.S. Patent and Trademark Office.  Several large corporate customers have already made commitments to buy (or have already bought) the Bioinformatics discovery software, GeneSeeqer (e.g., Pioneer Hybrid, BASF Corporation).

3.              Talent recruitment concerns.  NewLink has been very successful at finding, recruiting and maintaining very talented people.  To date NewLink has recruited five scientists from the National Institutes of Health in Bethesda, Maryland.  No difficulty in filling any positions once the opportunities are presented.  Each time job has been posted there have been many more applicants than positions.

4.              Making investments on too small of an economy of scale is a significant risk.  Companies must be capitalized in a manner so that they can compete within the U.S. Biotechnology sector.  Small investments often have greater risk than substantial investments.

Key Assumptions in Support of this Collaboration between NewLink and the State of Iowa.

1.              Knowledge based companies driven by intellectual property will be the core basis of the U.S. economy in the coming decade.

2.              Diversification of the Iowa economy is key to providing a solid future for the people of the State of Iowa.

3.              Diversification into the Biotechnology and Pharmaceutical sector of the economy is highly desirable.  This sector is the fastest growing sector with the greatest return on investment.

4.              The State of Iowa needs to demonstrate several successful biotechnology companies to attract future investment from large scale, high quality venture capital investors.

Summary of Project Goals

1.              Creation of knowledge based industry in Iowa.

2.              Provide high value jobs to Iowans and recruit top level knowledge based workers to the State.  These jobs will also allow the best and the brightest young Iowans to superior opportunities to remain in Iowa.

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3.              Provide superior rate of return to State of Iowa on it’s investment through expansion of the taxes returned to the State’s treasury, NewLink Genetics Corporation will be providing investment of greater than $50,000,000 over the period of the project and establish firm roots in Iowa.

4.              Demonstrate that Iowa provides an environment for a high value, knowledge-based company to grow into a strong public company.

5.              Establish an independent human pharmaceutical firm with expertise in the manufacture, testing and marketing of human biotechnology medicines.

6.              Provide greater opportunities to maintain intellectual property created in Iowa to be developed and exploited in Iowa.

7.              Contribute to humanity by improving the lives of cancer patients and their families.

Expansion of research and pharmaceutical grade manufacturing facilities

As we approach to clinical applications of our HyperAcute Cancer Vaccine technology we are faced with the limitations of our space and manufacturing capabilities.  This project is particularly designed to address all the space and manufacturing concerns as the company continues to grow and fulfill its mission of becoming a vertically integrated pharmaceutical company.  We recognize the significance of proper construction and maintenance of a cGMP facility as a key factor for our growth.  Successful completion of any clinical trial signals an achievement of significant milestone for most biopharmaceutical companies.  However, success in clinic must be coupled with adequate manufacturing and testing capacity to translate into proper growth and expansion.  Accordingly, we propose to increase our current cGMP manufacturing capabilities and position ourselves to undertake large-scale pharmaceutical grade drug manufacturing.  Please refer to the appropriate tables for costs associated with this particular project.

Expansion of research and development facilities

All Biotechnology experts agree that sequencing of the human genome will lead to an explosive growth in development of new intellectual property rights regarding novel pharmaceutical agents.  It is absolutely crucial to develop a deep pipeline of novel drug candidates to sustain growth in the pharmaceutical industry.  We intend to generate such rich pipeline of novel drug candidates through our patent pending, Proteomics technology, Genomavir®.  In order to maintain a high degree of growth in the pharmaceutical industry it is absolutely necessary to continue to invest in research and development through hiring of new scientists, facility expansion, as well as laboratory equipment.  Please refer to the appropriate tables for costs associated with this project.

Execution and Administration of clinical trials for HyperAcute™ Cancer Vaccine.

One of the most important factors for a long-term success of Biotechnology Company is its ability to conduct clinical trials and bring products to market.  It is NewLink’s primary mission to bring novel therapeutics and diagnostics to patients.  We have a unique advantage for a rapidly developing biotechnology company by having the ability to produce the drugs in our own facilities, do all the necessary testing and handle all the regulatory issues related to FDA.  We have submitted our first two IND (Investigational New Drug Application) to the FDA (Food and

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Drug Administration) to treat refractory or recurrent Non Small Cell Lung Cancer.  We anticipate enrolling patients to this trial in the very near future.  We have also submitted a pre-IND application for the treatment of refractory or recurrent Breast cancer and we anticipate filing an IND with the FDA for this trial in October.  Furthermore, we plan to initiate two additional trials in the upcoming year for Prostate and Pancreatic cancers as well.

Although it is tremendously stimulating to have several key drugs in clinical trials, it is equally important to secure proper funding to successfully complete these trials and bring them to markets.  Therefore, we have placed great emphasis to adequately capitalize our clinical trials and increase the overall likelihood of long-term success as a pharmaceutical company.

Bioinformatics Database & Software Sales

Gene Seeger: We have recently completed licensing this software technology from Iowa State University.  This software program was originally written for plant genomic analysis.  We intend to continue marketing this product and expand sales in the plant sciences.  However our main intention is to convert this product to a tool that can analyze human genomes.  We anticipate making this conversion completed by the year-end and expand to human pharmaceutical markets.

V-match: is a particularly exciting software program with tremendous market potential.  This program enables massive amounts of data to be compressed into smaller components.  Since Human Genome is a massive amount so biological information we view V-match is an extremely valuable tool in manipulation of human genomes.  It was originally written and developed by a German Scientist, computational Biologist Dr. Stefan Kurtz.  We are in final stages of negotiations with Dr. Kurtz to get exclusive marketing rights for this exciting program.

Furthermore, we are in the process of building a comparative database for all major cancer types.  We intend to utilize this database internally to identify novel drug targets.  We anticipate completing the Breast cancer proteome project by year-end and expand to other cancer types in the future.  We believe this database will not only be a significant revenue source but also facilitate NewLink’s efforts to develop major pharmaceutical company collaboration.  We believe continued investment in this project will ensure its eventual success.

Cluster Creation

NewLink proposes to contribute it resources and expertise in Human Pharmaceutical for the purpose of global industrialization of this industry across Iowa.  Our staff, equipment and expertise would provide an easy entry point or market penetration for a smaller biotechnology companies.  This would attract other companies to the State and contribute towards the development of Biotechnology Cluster in Iowa.  See page 8 of the proposal for further details of Cluster formation.

3.                                     Has any part of the project started?  ☒ Yes ☐  No If yes, explain.

Yes, refer to the complete business plan for additional information.

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4.                                     Attachment A1:  A business plan, which at a minimum, include: marketing study, feasibility study, projected profit and loss statements for three years into the future, project budget, production operations, management structure, personnel needs, description of product or process, status of product/process development and patent status (if applicable).  (Any information outlined above not included in the business plan should be submitted as supplemental information via a separate attachment.)

Refer to the Business Plan submitted.

5.                                     Identify the Business’ competitors and explain what impact the proposed project will have on Iowa competitors.

One of the principal objectives of this proposal is to support and create a human pharmaceutical industry in Iowa.  NewLink has already taken very crucial steps towards this goal such as raising the necessary capital, recruiting the talent and manufacturing of the drugs.  Since this project involves supporting creation of a new industry in Iowa there are not any previous competitors.  For additional information please refer to the Business Plan for analysis of competitive technologies section.

6.                                     Attachment A2: Copies of Business Quarterly Employer’s Contribution Payroll Report for the past year and a copy of the most recent payroll for one pay period.

See attached documents.

7.                                     Will any of the current employees lose their jobs if the project does not proceed?
☐ Yes   ☒ No if yes, attach an explanation regarding the total number of employees that could be affected, their location(s), and why.

We anticipate an aggressive growth pattern for the next several years.  We expect to generate high paying jobs as a result of this aggressive growth pattern.  We do not anticipate any job loss if this grant was not rewarded.  Rather the key loss would be the demise of future job growth that otherwise would be achievable.

8.                                     Attachment A3: List of jobs that will be created and/or retained as the results of this project.  For retained jobs include the current wage rate.  For jobs created, include the starting wage rate.

Please, refer to the financial review of the Business Plan for additional information.

NewLink Yearly Growth &	2003	2004	2005	2006	2007	2008
Number & Type of Employees	40	70	120	200	350	500	Salary Ranges
Professional	25	35	50	100	180	250	30-200K
Administrative	5	18	30	40	50	70	25-50K
Skilled	7	12	35	50	100	150	25-50K
Semi Killed	3	5	5	10	20	30	18-30K

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Cluster Yearly Growth &	2003	2004	2005	2006	2007	2008
Number of Employees	0	30	85	160	270	460	Salary Ranges
Company 1	0	25	40	70	120	210	30-200K
Company 2	0	5	25	40	70	130	25-50K
Company 3	0	0	10	25	40	80	25-50K
Company 4	0	0	10	25	40	80	18-30K

* Average job would provide annual salary of $55,000 with an additional $12,000 in benefits

9.                                     What is the estimated annual payroll for the created or retained jobs resulting form the project?

See Table below.  For additional information please refer to the business plan.

Cash Flow Projections (in 000s)

	2003	2004	2005	2006	2007	2008
Revenues
Grants and Contracts	$225	$400	$600	$1,000	$2,000	$3,000
Drug Licensing/Royalties/Revenues	$0	$200	$1,500	$5,000	$15,000	$50,000
Milestone payments	$0	$800	$5,000	$7,500	$25,000	$35,000
Bioinformatics and Software Development	$25	$250	$330	$490	$645	$800
Proteomics Database	$0	$0	$1,000	$2,000	$3,000	$5,000
Diagnostics	$0	$0	$0	$750	$1,000	$2,000
Total Revenues	$250	$1,650	$8,430	$15,990	$45,645	$93,800
Operating Expenses
Salaries	$2,289	$4,086	$7,144	$12,145	$21,679	$31,589
Payroll taxes, benefits	$515	$919	$1,607	$2,733	$4,878	$7,107
Laboratory supplies	$384	$672	$1,152	$1,920	$3,360	$4,800
Intellectual property legal/license fees	$533	$933	$1,600	$2,667	$5,833	$8,333
Clinical Trial Costs	$400	$3,000	$5,000	$7,000	$12,000	$25,000
Lease — Laboratory or Manufacturing	$100	$180	$180	$550	$1,100	$1,100
Capital equipment	$250	$450	$600	$1,600	$2,800	$2,800
Total Expenses	$4,471	$10,240	$17,283	$28,614	$51,650	$80,730
Net cash from operations	$(4,221)	$(8,590)	$(8,853)	$(12,624)	$(6,005)	$13,070
Number of Employees	40	70	120	200	350	500

10.                              Does the business operate any other facilities in Iowa?  ☐ Yes  ☒ No.
If yes, complete the following: Not applicable.

11.                              Attachment A4: Employee benefits provided by the company.

All full time employees are eligible to receive the following benefits:
Health Insurance with Optional Dental, life and Disability Insurance Retirement Savings Plan with a company match up to 3%, Paid Time Off 26 days, and Employee Stock Option Plan.

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12.                              During the last five years, has the Business been cited or convicted for violations of any laws, including environmental or safety regulations?

☐ Yes   ☒ No.

13.                              Summary of Proposed Costs and Proposed Financing Sources

Refer to the Business Plan for any additional information.  Total investment in State of Iowa for this project is 76 million dollars.  NewLink will invest 48 million dollars.  The sate of Iowa will contribute 23 million dollars as a direct investment into NewLink and 5 million dollars for the biotechnology cluster.

Investment Component	State of Iowa Participation (000’s)
Expansion Of Clinical Trials	$2,000	$4,000	$0	$0	$0	$6,000
Expansion Of R&D Operations	$1,000	$2,000	$0	$0	$0	$3,000
Expansion Of Space/Building/Equipment	$8,000	$2,000	$1,000	$0	$0	$11,000
Bioinformatics/Database	$1,000	$2,000	$0	$0	$0	$3,000
Total Investment in NewLink	$12,000	$10,000	$1,000	$0	$0	$23,000
Cluster Creation*	$0	$1,000	$1,000	$1,000	$2,000	$5,000

*Investment goes directly to recruited company

Investment Component	NewLink Participation (000’s)
Expansion Of Clinical Trials	$4,000	$6,000	$6,000	$6,000	$6,000	$28,000
Expansion Of R&D Operations	$1,000	$1,000	$1,000	$1,000	$1,000	$5,000
Expansion Of Space/Building/Equipment	$2,000	$2,000	$2,000	$2,000	$2,000	$10,000
Bioinformatics/Database	$1,000	$1,000	$1,000	$1,000	$1,000	$5,000
Total NewLink Investment in Iowa	$8,000	$10,000	$10,000	$10,000	$10,000	$48,000
Total Investment in Iowa Human Pharmaceutical Cluster	$20,000	$21,000	$12,000	$11,000	$12,000	$76,000
	2004	2005	2006	2007	2008	Totals

Clinical Trials & Drug Development 2003-2008

Clinical Trial Stage	Phase I/II	Phasae II	Phase III
Number of Trials	10	7	4
Number of Patients/Trial	50	200	400
Total Number of Patients	500	1,400	1,600
Cost/Patient	$8,000	$10,000	$10,000
Sub Total	$4,000,000	$14,000,000	$16,000,000
Total Cost			$34,000,000

Expansion of Facilities and Equipment: 2003-2008

	Sq ft	Cost/Sq/ft	Total Cost
Clinical Grade Good Manufacturing c-GMP	20,000	$500	$10,000,000
Wet Laboratories	23,000	$300	$6,900,000
Office and General Space	7,000	$200	$1,400,000
Research & Laboratory Equipment	NA	NA	$2,700,000
TOTALS			$21,000,000

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14.                              Discuss each of the following items with respect to the proposed project:

a)             The current employment conditions in the community, including any business closures, unemployment rates, etc. and if applicable, the community’s need for assistance in attracting the Business.

Ames, Iowa is where Iowa State University is located.  A great need exists to develop a job base that can retain highly trained biotechnology scientists within the community and the State of Iowa.  Currently, the vast majority graduates with Ph.D. and Masters Degrees are unable to find suitable employment within the State.  This is secondary to the limited scope of the biotechnology and almost non-existent pharmaceutical industry within Iowa.  This results in a net immigration of scientific and technical talent from Iowa to other States.

b)            Impact of the proposed project on the community and the state, include projections that reflect the impact on local and state tax revenue and any additional costs the community will incur as a result of the project;

See the proposal document.

c)             Impact the proposed project will have on current employees, including the potential for increased skills and wages;

Current employees will obtain very significant opportunities for advancement as the company grows and expands.  See Business Plan for additional details.

d)            Impact the investment will have on the ability of the business to expand, upgrade, or modernize its capabilities;

See detailed description in proposal and Business Plan.

e)             The extent to which the investment will increase the Business’ productivity and competitiveness; and

See detailed description in proposal and Business Plan.

f)               The potential for future growth in the industry

See Business Plan.

15.                              Is the business actively considering locations outside of Iowa? ☒ Yes ☐  No
If yes, where:

California, Michigan, Arizona

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16.                               Indicate the amount of financial assistance being requested from the State of Iowa: $28,000,000      What type/form of financial assistance is preferred (e.g, loans, forgivable loans, tax incentives, etc.)

Preference is for 50% direct grants and 50% forgivable loans with repayment in the event the company relocates its major operations outside of Iowa.

17.                               There are three general justifiable reasons for assistance.  Check which reason financial assistance is being sought to overcome and indicate what measures were analyzed in determining the amount and form of assistance needed:

☒           Financing Gap — The Business can only raise a portion of the debt and equity necessary to complete the project.  A gap between sources and uses exists and state and/or CDBG funds are needed to fill the gap.

☐            Rate of Return Gap — The Business can raise sufficient debt and equity to complete the project, but the returns are inadequate to motivate an “economic person” to proceed with the project.  Project risks outweigh the rewards.

☐            Locational Disadvantage (Incentive) — The Business is deciding between a site in Iowa (site A) and a site in another state (site B) for its project.  The Business argues that the project will cost less at site B and will require subsidy to equalize costs in order to locate at site A.  The objective here is to quantify the cost differential between site A and site B.

The amount of assistance needed is delineated in detail in the proposal with exact projected costs and revenues.  Further details of the entire growth plan are provided in the Business Plan as well.

18.                               Identify which targeted industry cluster(s) this project fits into and explain why t fits into that cluster.

☒ Advanced Manufacturing	☒ Information Solutions

☒ Life Sciences	☐ Other:

NewLink Genetics Corporation is a human pharmaceutical company using advanced biotechnology manufacturing technology to provide novel drugs for patients with cancer, NewLink first sales agreements have been for Bioinformatics Software that provides genome analysis (customers include BASF Corporation and Biogemma, Inc.)  The chief sector is Life Sciences.  The business plan provided explains the market sector in detail.

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19.                               Please indicate what financial assistance program(s) the Business is applying to:

☐	CEBA	(Complete Section B)
☐	Enterprise Zone Program	(Complete Section C)
☐	New Capital Investment Program	(Complete Section D)
☐	New Jobs and Income Program	(Complete Section E)
☒	Iowa Values Fund	(Complete Section F)
☐	Entrepreneurial Ventures Assistance Program	(Complete Section G)
☐	Value Added agricultural Products & Processes Financial Assistance Program	(Complete Section H)
☐	Economic Development Set-Aside Program	(Complete Section I)

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Exhibit B

Form of Promissory Note — Forgivable Loan

EXHIBIT B - IVF Forgivable Loan

PROMISSORY NOTE

$6,000,000	March 18, 2005

FOR VALUE RECEIVED, the undersigned promises, in the event this Forgivable Loan is not forgiven, to pay to the order of the IOWA DEPARTMENT OF ECONOMIC DEVELOPMENT, at its office at 200 East Grand, Des Moines, Iowa 50309, the sum of SIX MILLION DOLLARS ($6,000,000) without interest thereon except upon default at the default rate set forth in IVF Contract number 04-IVF-19 (“Contract”).  The terms and conditions by which advances, repayment and forgiveness of this Promissory Note may occur are as specified in the Contract.  This Promissory Note may be prepaid in whole or in part at any time without penalty.

Interest shall first be deducted from the payment and any balance shall be applied on principal.  Upon default in payment of any interest, or any installment of principal, the whole amount then unpaid shall become immediately due and payable at the option of the holder.

The undersigned, in case of suit on this note, agrees to pay on demand all costs of collection, maintenance of collateral, legal expenses, and attorneys’ fees incurred or paid by the holder in collecting and/or enforcing this Note on default.

This note shall be secured by the Security specified in the Contract.

Makers, endorsers and sureties waive demand of payment, notice of non-payment, protest and notice, Sureties, endorsers and guarantors agree to all of the provisions of this note, and consent that the time or times of payment of all or any part hereof may be extended after maturity, from time to time, without notice.

NEWLINK GENETICS CORPORATION

By:
Charles Link, M.D., President

Address:	2901 South Loop Drive, Building 3, Suite 3900
Ames, IA 50010

Exhibit C

IVF Financing Commitment Term Sheet

IVF FINANCING COMMITMENT TERM SHEET

Business:	NewLink Genetics, Inc. 2901 South Loop Drive, Building 3, Suite 3900 Ames, Iowa 50010	(# 04-IVF-19)

At its meeting on February 19, 2004 the Iowa Values Board approved a financing commitment to Business on the terms and conditions detailed herein.  The following is a summary of the principal terms and conditions for the proposed financial assistance (“Investment”).  To acknowledge acceptance of these terms and conditions please sign and return this document no later than March 29, 2004 to the Iowa Department of Economic Development (“IDED”) to the contact person at the address stated in the cover letter transmitting this Term Sheet.  Following receipt, IDED will prepare and send a contract to the Business for this IVF Investment Award.

THE PARTIES: Business: Lender:	NewLink Genetics, Inc. State of Iowa, Iowa Values Board
THE PROJECT: Total Project Cost: Project Type:	$185,650,000 Life Sciences/Pharmaceutical Cluster

Number of Jobs Pledged:	350 jobs to be retained/created over five (5) years and maintained for an additional five (5) years

Average Annual Wage:	$51,890

THE INVESTMENT:
Principal Amount:	$6.0 million

Interest Rate:	0% unless the Business is in default. In that event, the interest rate will increase to the default rate stated in the IVF Investment Contract.

Form of Investment:	$6.0 million Forgivable Loan, with a $3.2 million royalty repayment over 10 years.

Term:	Funds will be disbursed according to Special Conditions described below. $3.2 million royalty repayment terms shall be established to provide payment to be complete within 10 years of award.

Availability of Funds:	Up to $ 2,000,000 in FY ‘04 Up to $ 2,000,000 in FY ‘05 Up to $ 1,000,000 in FY ‘06 Up to $ 1,000,000 in FY ‘07

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Terms of Loan Forgiveness:

This Forgivable Loan will be forgiven if the company completes the construction of a research and development facility and pharmaceutical manufacturing plant in the state, employs at least 350 individuals within 5 years of the award, maintains the positions 10 years from the award date, and satisfies the terms and conditions detailed in the IVF Investment Contract.

Security:	This Investment will be secured by a Priority position on Intellectual property and licenses.

General Conditions:	No funds will be disbursed until the following general conditions have been met to the satisfaction of the Due Diligence Committee:

1) The Business has signed and returned this Term Sheet to IDED within the time period stated.

2) The IDED staff prepares and submits to the Due Diligence Committee, for its prior approval, a contract for negotiation with the Business that conforms to this Term Sheet and includes enforceable repayment provisions in the event the project does not go forward, the project is not completed within the time frame established, or the Business is in default of the IVF Investment Contract.

4) The Business and IDED execute a final contract. The extension of this financial assistance is subject to the execution of a contract and all related documents deemed advisable and acceptable to IDED and its legal counsel.

Special Conditions:

The following special conditions must be met by the Business as a condition of Lender entering into an IVF Investment Contract with Business. Release of IVF funds to be staged as NewLink Genetics, Inc. meets product development and financial obligations cited below:

$2,000,000 — released to NewLink once the following are met:

a) Receive Investigational New Drug (IND) approval from the Food and Drug Administrative (FDA) to initiate Phase I/II trials on two cancer drugs.

b) Submit IND applications to FDA for two additional cancer drugs.
c) Raise $2 million in additional equity.

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$2,000,000 — released to NewLink upon meeting these additional obligations: a) Complete enrollment in phase II clinical trials for one of two cancer drugs approved.
b) Obtain IND approval from FDA to commence clinical trials for a third cancer drug.
c) Initiate collaboration with a pharmaceutical/biotech company for co-product development.
d) Raise an additional $3 million of equity investment.

$2,000,000 — release to NewLink upon demonstration of the accomplishment of following: a) Enter into research collaboration with a second pharmaceutical company.
b) Initiate building construction of pharmaceutical research and development facility.
c) Raise an additional $3 million of equity investment.
d) NewLink demonstrates revenue generation at least $1 million per year from product sales.

Royalties. Royalty repayment not to exceed $3,200,000. Royalty repayments will apply to any disallowance/default repayments.

Rule Waiver:	The Iowa Values Board approved the Business’s rule waiver request. A copy of the Waiver Order is attached.

If you agree to the above terms and conditions, please acknowledge your agreement as provided below.

NEWLINK GENETICS INC.

By	/s/ Charles Link
Signature

Charles Link, M.D., President and Chairman
Print name, title

Date	3/31/04

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Exhibit D

THE PROJECT

(DETAILED DESCRIPTIONS OF THE PROJECT AND BUDGET)

GROW IOWA VALUES FUNDS PROGRAM

PROJECT DESCRIPTION AND BUDGET

(EXHIBIT D)

To be filled in by DED:

Name of Recipient:	NewLink Genetics	Original

Contract #:	04-IVF-19	Amendment #

PROJECT DESCRIPTION

NewLink Genetics, Inc. will develop and bring to market cancer drugs, diagnostic applications and software databases. The project involves bringing at least 3 cancer drugs to clinical trials, initiating collaborative product development with another pharmaceutical/biotech companies, building a pharmaceutical research and development facility, and constructing a pharmaceutical manufacturing plant.

PERFORMANCE TARGETS

NewLink Genetics will invest at least $189,862,500 in research and development of cancer drugs; acquisition of equipment; construction of a R & D facility and product manufacturing facility.  NewLink Genetics will retain 35 employees and create 315 positions within 5 years of the Contract Effective Date.

PROJECT COMPLETION DATE:  5 Years from Contract Effective Dale

PROJECT MAINTENANCE DATE:  10 Years From Contract Effective Date

AMOUNT BUDGETED

USE OF FUNDS ACTIVITY	Cost	Source A	Source B	Source C	Source D	Source E	Source F
Clinical Trials	$55,300,000		$55,300,000
Product Devel./Testing	$2,500,000	$1,507,500			$992,500
Research & Development	$78,750,000	$2,000,000	$76,250,000		$500,000
Capital Equipment Acq.	$12,100,000	$1,600,000	$10,500,000
Building Construction	$20,300,000	$492,500	$19,300,000			$507,500
Bioinformation Equipment/	$5,750,000	$400,000	$5,350,000
Database Development	$0
Employee Training (260E)	$1,930,000			$1,930,000
Other Capital Investment	$13,232,500		$8,950,000		$4,282,500
	$0
	$0
SUB TOTAL	$189,862,600	$6,000,000	$175,650,000	$1,930,000	$5,775,000	$507,500	$0

SUB TOTAL	$0	$0	$0	$0	$0	$0	$0
TOTAL ALL FUNDS	$189,862,500	$6,000,000	$175,650,000	$1,930,000	$5,775,000	$507,500	$0

TERMS OF PROPOSED FINANCING

Source of Funds	Amount	Type	Rate	Term	Collateral
Source A: Iowa Values Fund	$6,000,000	Fgl/Royalty			1st position on Intellectual property, $3.2 million royally repayment to be paid back within ten years.
Source B: NewLink Genetics Inv/Equity	$175,650,000	Tax Refund
Source C: New Jobs Training Fund	$1,930,000	Grant
Source D: NCIP/NJIP	$5,775,000	Tax Credits
Source E: NCIP/NJIP	$507,500	Sales Tax Refund
Source F:	$0

TOTAL	$189,862,500

ADDITIONAL PERFORMANCE TARGETS

Number of Jobs to be Created:	315	Total of other Funds in Project:	$183,862,500
Number Jobs to be Retained:	35
Total GIVF for Project:	$6,000,000	Total GIVF for Project:	$6,000,000

GIVF per Job Affected:	$17,142.86	Ratio of $1.00 of GIVF to:	$30.64 of “Other” Funds